EXHIBIT 99.4

GTT Communications, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On April 30, 2013, GTT Communications, Inc. (“GTT” or the “Company”) completed the acquisition of NT Network Services, LLC, SCS by acquiring all of the equity interests. In 2012, Neutral Tandem, Inc. (doing business as Inteliquent) contributed Tinet S.p.A. along with certain other wholly owned subsidiaries to NT Network Services, LLC, SCS to more efficiently deploy capital across the organization (together, “Tinet”). Tinet is one of the largest global Ethernet interconnection networks, a top-five global IP Transit service provider and a leading IPv6 network. With this acquisition, GTT enhances its IP, Ethernet cloud networking, and further expands its service portfolio.

Under the terms of the acquisition agreement, consideration consisted of $49.2 million in cash paid at closing and assumption of $27.2 million of liabilities.

The unaudited pro forma condensed combined balance sheet combines (i) the historical consolidated balance sheets of GTT and Tinet, giving effect to the acquisition as if it had been consummated on March 31, 2013, and (ii) the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and for the year ended December 31, 2012, giving effect to the acquisition as if it had occurred on January 1, 2012.

The historical consolidated financial statements of GTT and Tinet have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. It may be necessary to further reclassify Tinet’s combined financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with GTT treated as the acquiring entity. Accordingly, consideration paid by GTT to complete the acquisition of Tinet has been allocated to Tinet’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition.

The pro forma purchase price allocations are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. GTT estimated the fair value of Tinet’s assets and liabilities based on discussions with Tinet’s management, due diligence and information presented in financial statements. There can be no assurance that the final determination will not result in material changes. GTT expects to incur significant costs associated with integrating GTT’s and Tinet’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma condensed combined financial statements do not reflect one-time fees and expenses of approximately $7.4 million payable by GTT as a result of the acquisition.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF MARCH 31, 2013

(Amounts in thousands, except for share and per share data)	GTT	Tinet	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	4,607	5,801	46,565	(c) (h)	2,014
			(49,158)	(d)
			(5,801)	(e)
Accounts receivable, net	9,807	11,795			21,602
Deferred contract costs	1,279	—	—		1,279
Investments	—	9			9
Prepaid expenses and other current assets	3,875	5,542	—		9,417
Total current assets	19,568	23,147	(8,394)		34,321
Property and equipment, net	6,462	10,129	5,000	(f)	21,591
Intangible assets, net	23,851	11	25,789	(g)	49,651
Other assets	2,633	1,038	2,360	(h)	6,031
Goodwill	50,557	—	20,462	(i)	71,019
Total assets	$103,071	$34,325	$45,217		$182,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	12,844	2,989	—		15,833
Accrued expenses and other current liabilities	12,682	16,155			28,837
Short-term debt	5,329	—	1,235	(c)	6,564
Deferred revenue	6,308	1,119	2,000	(j)	9,427
Total current liabilities	37,163	20,262	3,235		60,660

Long-term debt	37,334	—	43,715	(c)	81,049
Deferred revenue and other long-term liabilities	6,470	770	1,505	(k)	16,330
			7,585	(m)
Total liabilities	80,967	21,032	56,040		158,039

Commitments and contingencies

Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 18,921,798 shares issued and outstanding as of March 31, 2012	2	1	(1)	(l)	2
Additional paid-in capital	70,817	—	2,470	(c)	73,287
Retained earnings (accumulated deficit)	(47,958)	11,078	(11,078)	(l)	(47,958)
Accumulated other comprehensive income (loss)	(757)	2,214	(2,214)	(l)	(757)
Total stockholders' equity	22,104	13,293	(10,823)		24,574
Total liabilities and stockholders' equity	$103,071	$34,325	$45,217		$182,613

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2013

(Amounts in thousands, except for share and per share data)	GTT	Tinet	Pro forma Adjustments		Pro forma Combined
Revenue:
Telecommunications services sold	$26,433	$17,884	—		$44,317

Operating expenses:
Cost of telecommunications services provided	17,657	10,524	—		28,181
Selling, general and administrative expense	5,364	5,703	—		11,067
Restructuring costs, employee termination and other items	242	—	—		242
Depreciation and amortization	2,395	932	1,290	(a)	4,617
Total operating expenses	25,658	17,159	1,290		44,107

Operating income (loss)	775	725	(1,290)		210

Other income (expense):
Interest expense, net	(1,307)	(11)	(894)	(b)	(2,212)
Other income (expense), net	(1,799)	101	(513)	(k)	(2,211)
Total other income (expense)	(3,105)	90	(1,408)		(4,423)
Income (loss) before taxes	(2,330)	815	(2,698)		(4,213)
Provision for income taxes	191	303	—		494
Net income (loss)	$(2,521)	$512	$(2,698)		$(4,707)
Loss per share
Basic	$(0.13)				$(0.24)
Diluted	$(0.13)				$(0.24)
Weighted average shares:
Basic	19,264,481				19,264,481
Diluted	19,264,481				19,264,481

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.4

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

(Amounts in thousands, except for share and per share data)	GTT	Tinet	Pro forma Adjustments		Pro forma Combined
Revenue:
Telecommunications services sold	$107,877	$72,094	—		$179,971

Operating expenses:
Cost of telecommunications services provided	76,000	40,876	—		116,876
Selling, general and administrative expense	18,957	26,349	—		45,306
Loss on disposal of fixed assets	—	869	—		869
Impairment of investments	—	304	—		304
Impairment of goodwill, fixed and intangible assets	—	26,483	—		26,483
Restructuring costs, employee termination and other items	701	—	—		701
Depreciation and amortization	7,296	8,805	5,160	(a)	21,261
Total operating expenses	102,954	103,685	5,160		211,799

Operating income (loss)	4,923	(31,592)	(5,160)		(31,829)

Other income (expense):
Interest expense, net	(4,686)	(154)	(3,577)	(b)	(8,417)
Other income (expense), net	(1,054)	(757)	(713)	(k)	(2,524)
Total other income (expense)	(5,740)	(911)	(4,290)		(10,941)
Loss before taxes	(817)	(32,503)	(9,450)		(42,769)
Provision for income taxes	746	2,097	—		2,843
Net loss	$(1,563)	$(34,599)	$(9,450)		$(45,612)

Loss per share
Basic	$(0.08)				$(2.41)
Diluted	$(0.08)				$(2.41)
Weighted average shares:
Basic	18,960,347				18,960,347
Diluted	18,960,347				18,960,347

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

EXHIBIT 99.4

GTT Communications, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of GTT and Tinet, after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on GTT.
The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and Tinet’s operations.
The unaudited pro forma condensed combined balance sheet reflects the acquisition as if it has been consummated on March 31, 2013 and includes pro forma adjustments for our preliminary valuations of certain intangible assets. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and for the year ended December 31, 2012, reflects the acquisition as if it had occurred on January 1, 2012.
The pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $83.9 million. The preliminary consideration is as presented in the following table.

Amounts in thousands

Purchase Price
Total cash consideration	$49,158
Fair value of liabilities assumed	34,814
Total consideration	$83,972

Purchase Price Allocation:
Acquired Assets
Current assets	$17,839
Property and equipment	15,004
Other assets	1,282
Intangible assets	25,800
Total fair value of assets acquired	59,925
Goodwill	24,047
Total consideration	$83,972

Upon completion of the fair value assessment after the acquisition, we anticipate that the estimated purchase price and its allocation may differ from that outlined above primarily due to changes in assets and liabilities between the date of the preliminary assessment and that of closing.
The current intangible assets acquired were valued based on a preliminary valuation and consist of customer relationships and trade names. Upon completion of the fair value assessment after the acquisition, we anticipate that the ultimate price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

EXHIBIT 99.4

Note 2. Pro Forma Adjustments

a.	Reflect additional amortization expense related to acquired intangibles as of the beginning of the period.
b.
GTT borrowed $65.0 million under a senior term loan from Webster Bank and $8.5 million under a second lien credit facility to finance the transaction and cover additional cash needs involved in the transaction. GTT repaid Silicon Valley Bank $27.0 million with the proceeds of the new loan.

(Dollars in thousands)	Year Ended December 31, 2012	Three Months Ended March 31, 2013

Additional GTT debt under senior term loan	$65,000	$65,000
Effective annual interest rate	6.5%	6.5%
Estimated GTT interest on senior term loan	$4,225	$1,056
Additional GTT debt under second lien credit facility	8,500	8,500
Effective annual interest rate	13.5%	13.5%
Estimated GTT interest on second lien facility	$1,148	$287
SVB debt under senior term loan	24,045	24,045
Effective annual interest rate	6.75%	6.75%
Less: Estimated interest on SVB senior term loan	$(1,623)	$(406)
SVB debt under line of credit facility	3,000	3,000
Effective annual interest rate	5.75%	5.75%
Less: Estimated interest on SVB line of credit facility	$(173)	$(43)
Interest Expense Adjustment	$3,577	$894

c.
GTT borrowed $65.0 million under a senior term loan from Webster Bank and $8.5 million under a second lien credit facility to finance the transaction and cover additional cash needs involved in the transaction. The $8.5 million credit facility was discounted $1.5 million to account for the warrants which are included as a separate liability in other long term liabilities. GTT repaid Silicon Valley Bank $27.0 million with the proceeds of the new loan. GTT raised $2.5 million from the sale of common stock on April 30, 2013 to fund the acquisition.

d.	Cash consideration paid to the seller in the transaction (See Note 1).
e.	The Tinet acquisition agreement included an adjustment based on cash and cash equivalents in Tinet immediately prior to the acquisition.
f.	GTT acquired $5.0 million of telecommunications equipment from Inteliquent at the close of the acquisition.
g.	Intangible assets generated by the transaction represent the customer relationships of $25.0 million and trade name of $0.8 million.
h.	Deferred financing costs of $2.4 million incurred in financing the transaction paid at closing.
i.	The goodwill adjustment of $20.5 million includes goodwill created from the acquisition (See Note 1) and working capital differences.
j.	GTT agreed to provide Inteliquent with certain data services at no charge over a three-year period. The Company values these services at $2.0 million.
k.
Warrants issued in conjunction with second lien credit facility were recognized and measured at fair value of $1.5 million as of March 31, 2013. Other expense of $0.7 million and $0.5 million were recognized in the year ended December 31, 2012 and three months ended March 31, 2013, respectively, due to the mark to market of the warrants issued.

l.	Eliminate the historical stockholders’ equity accounts of Tinet at March 31, 2013.
m.	Deferred tax liability resulting from the tax impact of the intangibles assets acquired in the acquisition.